Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

ProKidney Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share (1)(2)	457(c) and 457(f)(1)	292,707,888(3) (4)	$0.9799(5)	$286,824,459.45	0.00015310	$43,912.82(6)
Fees Previously Paid		-		-	-	-	-	-
Carry Forward Securities
Carry Forward Securities			-	-	-	-	-	-
	Total Offering Amounts					$286,824,459.45		$43,912.82(6)
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$43,912.82(6)

(1)
Following the effectiveness of this registration statement, ProKidney Corp. (“ProKidney”) intends, subject to the approval of ProKidney’s shareholders, to change of ProKidney’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The continuing entity following the Domestication (“ProKidney Delaware”) will continue to be named ProKidney Corp. after the Domestication. All securities being registered will be issued by ProKidney Delaware following the Domestication.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)
The total number of shares of ProKidney Delaware’s Class A Common Stock and Class B Common Stock being registered hereby represents the number of Class A ordinary shares and Class B ordinary shares of ProKidney that are expected to be issued and outstanding at the effective time of the domestication (based on shares issued and outstanding as of March 31, 2025 and PMEL Rights (as defined in the proxy statement/prospectus) that are expected to vest into Class B ordinary shares), all of which will automatically convert by operation of law on a one-for-one basis into shares of Class A Common Stock and Class B Common Stock of ProKidney Delaware in connection with the Domestication.

(4)
The allocation between ProKidney Delaware’s Class A and Class B Common Stock is contingent upon the right of holders of Class B Common Stock to convert their shares of Class B Common Stock, on a one-to-one basis, for Class A Common Stock as described under “Description of Securities” in the proxy statement/prospectus which forms a part of this registration statement.

(5)
Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.9799, which is the average of the high $1.0200 and low $0.9398 prices of Class A ordinary shares of ProKidney on The Nasdaq Capital Market on March 26, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission).

(6)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.